Exhibit (99.2)

EASTMAN KODAK COMPANY

Media Contacts:
Gerard Meuchner    585-724-4513      gerard.meuchner@kodak.com
Chris Veronda      585-722-9627      christopher.veronda@kodak.com

Investor Relations Contacts:
Don Flick          585-724-4352      donald.flick@kodak.com
Carol Wilke        585-724-6791      carol.wilke@kodak.com
Patty Yahn-Urlaub  585-724-4683      patty.yahn-urlaub@kodak.com


In Response to Consumer Shift to Digital,
Kodak Announces Closing of Australia Plant
Photographic Paper Plant to Close at End of November

ROCHESTER, N.Y., Sept. 16 - In response to shifting consumer preference for more digital products and services, Eastman Kodak Company announced that a plant in Coburg, Australia, that primarily manufactures color photographic paper will close at the end of November, affecting a total of about 600 employees at the plant and associated operations.
  The decision to close the Coburg plant reflects the decline in demand for traditional consumer photographic products with the rise in popularity of digital photography, especially in developed markets. The closing is part of Kodak's three-year program, announced in January, to reduce worldwide employment by 12,000 to 15,000, and to reduce total facilities square footage by one-third.
  "This decision in no way reflects upon the performance of our Coburg employees, which has been excellent," said Daniel
T. Meek, Director, Global Manufacturing & Logistics, and Senior Vice President, Eastman Kodak Company. "We thank them for their service, and we will do all we can to assist them in their transition."
  Impacted employees will receive severance benefits, counseling and assistance in securing new employment.
  Kodak remains committed to the Australian market and will continue to offer a range of traditional and digital imaging services and products. Products currently made at the Coburg plant will be transitioned to other Kodak plants in Europe, North America, and Asia.


2004